EXHIBIT 16.1

LETTER FROM EIDE BAILLY
DATED MARCH 1, 2011

[EIDE BAILLY LETTERHEAD]

March 1, 2011

United States Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

On February 28, 2011, we were notified of our dismissal as the independent registered public accountants for Calais Resources, Inc.

We have been furnished with a copy of the disclosures included in Item 4.01 of the Form 8-K to be filed by Calais Resources, Inc., and we agree with the statements made in those disclosures insofar as they relate to our Firm. We have not been requested to, nor are providing any representations related to the other disclosures included in this Form 8-K.

/s/ Eide Bailly LLP

Eide Bailly LLP